                                                                    EXHIBIT 23.2

The Board of Directors

Network Computing Devices, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Network Computing Devices, Inc. of our reports dated January 27, 1998, except as to Note 10 which is as of March 16, 1998, relating to the consolidated balance sheets of Network Computing Devices, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, and the related consolidated financial statement schedule, which reports appear in the December 31, 1997, annual report on Form 10-K of Network Computing Devices, Inc.

                                          /s/ KPMG PEAT MARWICK LLP

                                          KPMG Peat Marwick LLP

Mountain View, California
August 5, 1998